Exhibit 99.1

- NEWS RELEASE -

Date:	April 20 2005

Source:	Crescent Financial Corporation
(919) 460-7770

Crescent Financial Corporation

Announces 38% Earnings Increase for

First Quarter 2005

CARY, N.C. – Crescent Financial Corporation, parent company of Crescent State Bank, reported net income for the three-month period ended March 31, 2005 of $641,000 compared with $464,000 for the comparative period ended March 31, 2004, representing a 38% increase in earnings. Diluted earnings per share for the current three-month period was $.17 compared to $.12 for the prior period.

The increase in earnings for the current period was largely attributed to higher net interest income resulting from an increase in net interest margin from 3.58% to 3.84% and a $54.0 million increase (20%) in average earning assets. Net interest income increased by 28% growing to $3,044,000 for the first quarter of 2005 from $2,385,000 for the prior year period. Non-interest income increased by 11% to $544,000 from $492,000. Non-interest expenses increased by 25% to $2,423,000 from $1,932,000 in the prior year period. The increase in non-interest expenses was predominately related to employee compensation, benefits and occupancy as Crescent continues to expand its branch network and hire qualified employees to support our growth.

Total assets increased by 10% growing to $354 million as of March 31, 2005 from $323 million at March 31, 2004. Total net loans grew by $43 million or 19% to $274 million from $231 million. Total deposits increased by $9 million to $285 million. There was a significant fluctuation in real estate escrow deposit account balances between the two quarter end periods. At March 31, 2005, real estate escrow accounts were $22 million less than at March 31, 2004 due to a decline in residential mortgage activity. Stockholders’ equity grew by 8% to $27 million at March 31, 2005.

Commenting on the performance, Mike Carlton, President and Chief Executive Officer stated, “We are very pleased to end the period on such a positive note. In addition to the announcement of the increased earnings for the quarter, other highlights included the opening of our ninth banking office along with the declaration of our sixth consecutive stock dividend. We are confident that our strategic actions to date have provided us with a solid foundation for long-term earnings growth.”

Crescent State Bank is a non-member state chartered bank operating nine banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford and Garner, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Small Cap Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at www.crescentstatebank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities Exchange Commission, including but not limited its Annual Report on Form 10-KSB and its other periodic reports.

Crescent Financial Corporation and Subsidiary

Consolidated Comparative Income Statements (Unaudited)

(000s omitted except for per share data)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Interest Income	4,764	3,616
Interest Expense	1,720	1,231

Net interest income	3,044	2,385
Provision for loan losses	204	256

Net interest income after provision for loan losses	2,840	2,129

Non-interest income	544	492
Non-interest expense	2,423	1,932

Income before taxes	961	689
Income tax expense	320	225

Net income	641	464

Basic Net Income per Share Outstanding	.18	.13

Diluted Net Income per Share Outstanding	.17	.12

Weighted Average Number of Shares Outstanding Basic	3,569,858	3,510,079

Weighted Average Number of Shares Outstanding Diluted	3,773,060	3,705,139

Crescent Financial Corporation and Subsidiary

Consolidated Balance Sheets (Unaudited)

(000s omitted)

	March 31, 2005	March 31, 2004	$ Change	% Change
Assets
Cash and non-interest bearing deposits	7,563	8,249	(686)	(8)
Interest-earning deposits with banks	329	738	(409)	(56)
Federal funds sold	482	25,772	(25,290)	(98)
Securities available for sale	51,711	40,657	11,054	27
Loans	278,279	234,605	43,674	19
Allowance for loan losses	(3,876)	(3,538)	(338)	(10)
Net loans	274,403	231,067	43,336	19
Accrued interest and dividends receivable	1,358	1,026	332	32
Federal Home Loan Bank stock	2,102	694	1,408	203
Premises and equipment, net	3,249	3,015	234	8
Investment in life insurance	5,333	5,127	206	4
Goodwill	3,600	3,600	—	0
Other assets	3,784	3,105	679	22
Total Assets	353,914	323,050	30,864	10

Liabilities and Stockholders’ Equity Liabilities
Total Deposits	285,123	276,167	8,956	3
Borrowed funds	40,469	20,219	20,250	100
Accrued interest payable	589	438	151	34
Accrued expenses and other liabilities	799	1,276	(477)	(37)
Total Liabilities	326,980	298,100	28,880	10

Stockholders’ Equity Total Stockholders’ Equity	26,934	24,950	1,984	8

Total Liabilities and Stockholders’ Equity	353,914	323,050	30,864	10

Crescent Financial Corporation

Selected Financial Ratios

(000s omitted except per share data)

(unaudited)

	As of or for the three months ended March 31,
	2005	2004
Per share data:
Basic earnings per share	$0.18	$0.13
Diluted earnings per share	0.17	0.12
Book value per share	7.54	7.11

Performance ratios:
Return on average assets	0.76%	0.65%
Return on average equity	9.50%	7.51%
Net interest margin	3.84%	3.58%

Asset quality:
Nonperforming loans	84	364
Nonperforming loans to total loans	0.03%	0.16%
Allowance for loan losses	1.39%	1.51%

Capital ratios:
Equity to total assets	7.61%	7.72%